                                                             EXHIBIT 99.B9(c)




                         SUPPLEMENT TO AGENCY AGREEMENT

     Supplement to Agency Agreement ("Supplement") made as of June 1, 1997 and between the registered investment company executing this document (the "Fund") and Investors Fiduciary Trust Company ("Agent").

     WHEREAS, the Fund and Agent are parties to an Agency Agreement ("Agency Agreement"), as supplemented from time to time;

     WHEREAS, Section 5.A. of the Agency Agreement provides that the fees payable by the Fund to Agent thereunder shall be as set forth in a separate schedule to be agreed to by the Fund and Agent; and

     WHEREAS, the parties desire to reflect in this Supplement the revised fee schedule for the Agency Agreement as in effect as of the date hereof;

     NOW THEREFORE, in consideration of the premises and the mutual covenants herein provided, the parties agree as follows:

     1. The revised fee schedule for services provided by Agent to the Fund under the Agency Agreement as in effect as of the date hereof is set forth in Exhibit A attached hereto.

     2. This Supplement shall become a part of the Agency Agreement and subject to its terms and shall supersede all previous fee schedules under such agreement as of the date hereof.

     IN WITNESS WHEREOF, the Fund and Agent have duly executed this Supplement as of the day and year first set forth above.

                            KEMPER QUANTITATIVE EQUITY FUND


                            By:  /s/ Philip J. Collora
                                ---------------------------------
                            Title: Vice President
                                  -------------------------------

                            INVESTORS FIDUCIARY TRUST COMPANY

                            By:  /s/ Stephen R. Hilliard
                               ----------------------------------
                            Title:  EVP/CFO
                                   ------------------------------

                                   EXHIBIT A

            FEE SCHEDULE (MULTIPLE CLASSES OF SHARES)

     TRANSFER AGENCY FUNCTION               FEE PAYABLE BY FUND

                                       CLASS A, C AND I   CLASS B
1.   Annual open shareholder
     account fee (per year per
     account).
     a.  Non-daily dividend series.           $6.00        $6.00
     b.  Daily dividend series.               $8.00        $8.00

2.   Annual closed shareholder account
     fee (per year per account).              $6.00        $6.00

3.   Contingent deferred sales charge         Not
     account fee (per year per open           Applicable   $2.25
     account).

4.   Establishment of new shareholder
     account (per new account).               $4.00        $4.00

5.   Payment of dividend (per dividend
     per account).                            $ .40        $ .40

6.   Automated transaction (per
     transaction).**                          $ .50        $ .50

7.   Non-monetary transactions fee (per
     year per open account).                  $2.00        $2.00

8.   All other shareholder inquiry,
     correspondence and research trans-
     actions (per transaction).               $1.25        $1.25

The out-of-pocket expenses of IFTC will be reimbursed by Fund in accordance with the provisions of Section 5 of the Agency Agreement. All feeswill be Subject to offset by earnings allowances under the Custody Agreement between Fund and IFTC. The attached Transfer Agency Fee Schedule Supplement is a part of this Exhibit A.

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*    The new shareholder account fee is not applicable to Class A
     Share accounts established in connection with a conversion from Class B Shares.

** Automated transaction includes, without limitation, money market series purchases and redemptions, ACH purchases, systematic exchanges and conversions from Class B Shares to Class A Shares.